EXHIBIT 5.1

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299

November 10, 2010

Ascena Retail Group, Inc.

30 Dunnigan Drive

Suffern, New York 10901

Re: Ascena Retail Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

          We have acted as counsel to Ascena Retail Group, Inc., a Delaware corporation (“Ascena”), in connection the Agreement and Plan of Reorganization dated as of August 20, 2010 (the “Reorganization Agreement”), by and among Ascena, The Dress Barn, Inc., a Connecticut corporation (“dressbarn”), and DB Merger Corp., a Connecticut corporation (“MergerCo”), that provides for the merger (the “Merger”) of dressbarn with MergerCo, with dressbarn surviving the Merger as a wholly owned subsidiary of Ascena, and the conversion of each share of common stock, par value $0.05 per share, of dressbarn, issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (“Ascena Common Stock”) (collectively with the other trasnsactions contemplated by the Reorganization Agreement, the “Reorganization”). In connection with the Reorganization, Ascena will issue up to 78,969,486 shares of Ascena Common Stock (the “Shares”), upon the terms and conditions set forth in the Reorganization Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of Ascena, as filed with the Securities and Exchange Commission (the “Commission”).

          As counsel for Ascena we have examined and relied upon such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion. We have also made such examinations of law as we have deemed relevant.

          Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms of the Reorganization Agreement and as described in the Registration Statement, be duly authorized and legally issued, fully paid and nonassessable.

          We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement in the section entitled “VALIDITY OF SHARES.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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